EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Discovery Communications, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-153586, 333-154312 and 333-156105) of Discovery Communications, Inc. of our report, which, as it relates to the financial statements of Discovery Communications Holding, LLC (a 66 2/3% owned investee company as of December 31, 2007) is based solely on the report of other auditors, dated February 14, 2008, except as to Note 27, which is as of June 11, 2009, with respect to the consolidated balance sheet of Discovery Holding Company and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, cash flows, and equity for each of the years in the two-year period ended December 31, 2007, included in this Form 8-K of Discovery Communications, Inc.

/s/ KPMG LLP
Denver, Colorado
June 11, 2009